As filed with the Securities and Exchange Commission on January  15, 2009
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMUNITY FINANCIAL CORPORATION (Exact name of registrant as specified in its charter)

Virginia	54-1532044
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

38 North Central Avenue Staunton, Virginia 24401 (540) 886-0796 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

R. Jerry Giles
Senior Vice President and Chief Financial Officer
Community Financial Corporation
38 North Central Avenue
Staunton, Virginia  24401
(540) 886-0796
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of communications to:
James S. Fleischer, P.C. Craig M. Scheer, P.C. Silver, Freedman & Taff, L.L.P. 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 (202) 295-4500 (202) 337-5502 (fax)
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[__]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [__]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [__]
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [__]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

Common Stock (1)	351,194 shares	$3.53(2)	$1,239,715	$49
Warrants (1)	---	---	---	---
Total			$1,239,715	$49

(1)
The shares of common stock being registered are purchasable upon exercise of the warrants being registered, which we issued to the United States Department of the Treasury (“Treasury”) pursuant to Treasury’s Troubled Asset Relief Program Capital Purchase Program.  In addition to the number of shares of common stock stated in the table above, there is registered, pursuant to Rule 416, such number of additional shares of common stock, of a currently undeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain other anti-dilution provisions set forth in the warrants.  Pursuant to Rule 457(g), no additional fee is payable for the warrants.

(2)
Estimated in accordance with Rule 457(c), calculated on the basis of $3.53 per share, which was the average of the high and low sales prices per share of the common stock on the NASDAQ Stock Market on January 12, 2009.

_____________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated January 15, 2009

PROSPECTUS

Community Financial Corporation

351,194 Shares of Common Stock and a Warrant to Purchase Such Shares

This prospectus relates to (i) a warrant, or portions thereof, which expires on December 19, 2018, to purchase 351,194 shares of our common stock at an exercise price of $5.40 per share, subject to adjustment as described in this prospectus, and (ii) the shares of our common stock which may be purchased upon exercise of the warrant.  The warrant, along with 12,643 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (liquidation preference amount $1,000 per share), was issued by us on December 19, 2008 to the United States Department of the Treasury as part of Treasury’s Troubled Asset Relief Program Capital Purchase Program in a private placement exempt from the registration requirements of the Securities Act of 1933.

The selling securityholders who may sell or otherwise dispose of the securities offered by this prospectus include Treasury and any other holders of the securities covered by this prospectus to whom Treasury has transferred its registration rights in accordance with the terms of the securities purchase agreement between us and Treasury.  The selling securityholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions, if any.   We will not receive any proceeds from the sale of securities by the selling securityholders.

Our common stock is listed on the NASDAQ Capital Market under the symbol “CFFC.”  On January 12, 2009, the closing sale price of our common stock on the NASDAQ Capital Market was $3.50 per share.  The warrant is not currently listed on any established securities exchange or quotation system and we do not intend to seek such a listing for the warrant unless we are requested to do so by Treasury.

_______________

The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
_______________

Investing in the securities offered by this prospectus involves risks.  See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______     , 2009.

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	iii
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	iii
WHERE YOU CAN FIND MORE INFORMATION	iv
PROSPECTUS SUMMARY	1
RISK FACTORS	2
USE OF PROCEEDS	10
REGULATORY CONSIDERATIONS	10
DESCRIPTION OF WARRANT	11
DESCRIPTION OF CAPITAL STOCK	12
SELLING SECURITYHOLDERS	17
PLAN OF DISTRIBUTION	18
LEGAL MATTERS	20
EXPERTS	20

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process.  Under this process, the selling securityholders may from time to time sell or otherwise dispose of the securities covered by this prospectus in one or more offerings.

You should rely only on the information contained or incorporated by reference in this prospectus and any supplement to this prospectus. We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

All references in this prospectus to “we,” “us,” “our” or similar references mean Community Financial Corporation and its consolidated subsidiary, Community Bank, a federal savings bank.  All references in this prospectus to “Community Financial” mean Community Financial Corporation excluding Community Bank, in each case unless otherwise expressly stated or the context otherwise requires.  We sometimes refer to Community Bank as the “Bank.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the forward-looking statements, including:

•
the strength of the United States economy in general and the strength of the local economies in which we conduct operations; general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in the credit quality of our loans and other assets;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	financial market, monetary and interest rate fluctuations, particularly the relative relationship of short-term interest rates to long-term interest rates;

•	our ability to access cost-effective funding;

•
the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

•	legislative or regulatory changes that adversely affect our business;

•	results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets;

•	the impact of technological changes; and

•	our success at managing the risks involved in the foregoing

Some of these and other factors are discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus and in the incorporated documents. The development of any or all of these factors could have an adverse impact on our financial position and our results of operations.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information that we may file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus, and the information we later file with the SEC that is incorporated by reference in this prospectus will automatically update information previously contained in this prospectus and any incorporated document.  Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed modified or superseded to the extent that a later statement contained in this prospectus or in an incorporated document modifies or supersedes such earlier statement.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC):

Report(s)	Period(s) of Report(s) or Date(s) Filed
• Annual Report on Form 10-K	For the fiscal year ended March 31, 2008

• Quarterly Reports on Form 10-Q	For the quarters ended June 30, 2008 and September 30, 2008

• Current Reports on Form 8-K	Filed on April 4, 2008, June 16, 2008, July 1, 2008, August 4, 2008, September 2, 2008, September 12, 2008 and December 22, 2008

We also incorporate by reference any future documents we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC.

These documents are available without charge to you on the Internet at www.cbnk.com or if you call or write to: Investor Relations, Community Financial Corporation, 38 North Central Avenue, Staunton, Virginia  24401, telephone: (540) 886-0796.  The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this prospectus.

We have also filed a registration statement with the SEC relating to the securities offered by this prospectus.  This prospectus, which constitutes part of the registration statement, does not contain all of the information presented or incorporated by reference in the registration statement and its exhibits. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC as described above.  The registration statement may contain additional information that may be important to you.

v

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. You should read this entire prospectus, including the “Risk Factors” section, and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus.

Community Financial Corporation

Community Financial Corporation is a savings and loan holding company incorporated under the laws of the Commonwealth of Virginia.  We conduct our business primarily through our wholly owned subsidiary, Community Bank, a federal savings bank originally formed in 1928.  Our primary business consists of attracting deposits from the general public and originating real estate loans and other types of investments through our offices located in Staunton, Waynesboro, Stuart Drafts, Raphine, Verona, Lexington, Harrisonburg, Virginia Beach and Buena Vista, Virginia.  Community Financial is subject to regulation by the Office of Thrift Supervision (the “OTS”), and the Bank is subject to regulation by the OTS and the Federal Deposit Insurance Corporation (the “FDIC”).  Community Financial’s primary source of liquidity is dividend payments from the Bank. The Bank is subject to certain legal restrictions on its ability to pay dividends or make loans or advances to Community Financial.  For information about these restrictions, please see “Regulatory Considerations” in this prospectus and “Item 1. Business—Regulation” and Note 10 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, which has been filed with the SEC and is available as described under “Where You Can Find More Information.”

At September 30, 2008, we had consolidated total assets of $490.9 million, net loans of $458.2 million, deposits of $351.6 million and shareholders’ equity of $30.1 million.

Our common stock is traded on the NASDAQ Capital Market under the ticker symbol “CFFC.”  Our principal executive offices are located at 38 North Central Avenue, Staunton, Virginia 24401.  Our telephone number is (540) 886-0796.

Securities Being Offered

The securities being offered by this prospectus consist of (i) a warrant, or portions thereof, which expires on December 19, 2018, to purchase 351,194 shares of our common stock at an exercise price of $5.40 per share, subject to adjustment as described in this prospectus, and (ii) the shares of our common stock which may be purchased upon exercise of the warrant.  We issued the warrant on December 19, 2008 to the United States Department of the Treasury (the “Treasury”) pursuant to Treasury’s Troubled Asset Relief Program Capital Purchase Program. Concurrent with the issuance of the warrant, we sold to Treasury 12,643 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), liquidation preference amount $1,000 per share, for an aggregate purchase price of $12.6 million.  The issuances of the warrant and the Series A Preferred Stock were completed in a private placement to Treasury exempt from the registration requirements of the Securities Act of 1933.  We were required under the terms of the related securities purchase agreement between us and Treasury to register for resale the warrant and the shares of our common stock underlying the warrant.  The terms of the warrant and the terms of our common stock and the Series A Preferred Stock are described under “Description of Warrant” and “Description of Capital Stock.”  The securities purchase agreement between us and Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed on December 22, 2008 and incorporated into this prospectus by reference.  See “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities is subject to certain risks. You should carefully review the following risk factors and other information contained in this prospectus and the documents incorporated by reference, before deciding whether an investment in our securities is suited to your particular circumstances.  The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event, the value of our securities could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.

Risks Relating to Community Financial Corporation

Difficult market conditions and economic trends have adversely affected our industry and our business.

Dramatic declines in the housing market, with decreasing home prices and increasing delinquencies and foreclosures, have negatively impacted the credit performance of mortgage and construction loans and resulted in significant write-downs of assets by many financial institutions.  In addition, the values of real estate collateral supporting many loans have declined and may continue to decline. General downward economic trends, reduced availability of commercial credit and increasing unemployment have negatively impacted the credit performance of commercial and consumer credit, resulting in additional write-downs.  Concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their customers and to each other.  This market turmoil and tightening of credit has led to increased commercial and consumer deficiencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity. Competition among depository institutions for deposits has increased significantly. Financial institutions have experienced decreased access to deposits or borrowings.

The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets may adversely affect our business, financial condition, results of operations and stock price.

Our ability to assess the creditworthiness of customers and to estimate the losses inherent in our credit exposure is made more complex by these difficult market and economic conditions.  As a result of the foregoing factors, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations.   This increased government action may increase our costs and limit our ability to pursue certain business opportunities.  We also may be required to pay even higher FDIC premiums than the recently increased level, because financial institution failures resulting from the depressed market conditions have depleted and may continue to deplete the deposit insurance fund and reduce its ratio of reserves to insured deposits.

We do not believe these difficult conditions are likely to improve in the near future.  A worsening of these conditions would likely exacerbate the adverse effects of these difficult market and economic conditions on us, our customers and the other financial institutions in our market.  As a result, we may experience increases in foreclosures, delinquencies and customer bankruptcies, as well as more restricted access to funds.

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

The recently enacted Emergency Economic Stabilization Act of 2008 (the “EESA”) authorizes Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under a troubled asset relief program, or “TARP.”  The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.  The Treasury has allocated $250 billion towards the TARP Capital Purchase Program.  Under the TARP Capital Purchase Program, Treasury is purchasing equity securities from participating institutions.  The warrant offered by this prospectus, together with our Series A Preferred Stock, was issued by us to Treasury pursuant to the TARP Capital Purchase Program. The EESA also increased federal deposit insurance on most deposit accounts from $100,000 to $250,000.  This increase is in place until the end of 2009 and is not covered by deposit insurance premiums paid by the banking industry.

The EESA followed, and has been followed by, numerous actions by the Federal Reserve, the U.S. Congress, Treasury, the FDIC, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007.  These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system. The EESA and the other regulatory initiatives described above may not have their desired effects.  If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition and results of operations could be materially and adversely affected.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for more than a year. In recent months, the volatility and disruption has reached unprecedented levels.  In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

Our allowance for loan losses may prove to be insufficient to absorb probable losses in our loan portfolio.

Lending money is a substantial part of our business. Every loan carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral;

•	the credit history of a particular borrower;

•	changes in economic and industry conditions; and

•	the duration of the loan.

We maintain an allowance for loan losses which we believe is appropriate to provide for potential losses in our loan portfolio. The amount of this allowance is determined by our management through a periodic review and consideration of several factors, including, but not limited to:

•	an ongoing review of the quality, size and diversity of the loan portfolio;

•	evaluation of non-performing loans;

•	historical default and loss experience;

•	historical recovery experience;

•	existing economic conditions;

•	risk characteristics of the various classifications of loans; and

•	the amount and quality of collateral, including guarantees, securing the loans.

If our loan losses exceed our allowance for probable loan losses, our business, financial condition and profitability may suffer.

Our loan portfolio is concentrated in loans with a higher risk of loss.

We originate construction loans, commercial real estate loans, commercial business loans, and consumer loans, as well as residential real estate loans, primarily within our market areas.  Generally, these types of loans, other than residential real estate loans, have a higher risk of loss than residential real estate loans.  We had approximately $344.2 million outstanding in these types of higher risk loans at September 30, 2008, representing approximately 72.2% of our total loan portfolio as of that date. These loans generally have greater credit risk than residential real estate loans for a number of reasons, including those described below:

•
Construction Loans. This type of lending contains the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost (including interest) of the project.  If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project.  If the estimate of value upon completion proves to be inaccurate, we may be confronted at, or prior to, the maturity of the loan with a project the value of which is insufficient to ensure full repayment.  In addition, speculative construction loans to a builder are often associated with homes that are not pre-sold, and thus pose a greater potential risk to us than construction loans to individuals on their personal residences.  Loans on land under development or held for future construction also poses additional risk because of the lack of income being produced by the property and the potential illiquid nature of the collateral.  These risks can be significantly affected by supply and demand conditions.  As a result, this type of lending often involves the disbursement of substantial funds with repayment dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor themselves to repay principal and interest.

•
Commercial Real Estate Loans.  These loans typically involve higher principal amounts than other types of loans, and repayment is dependent upon income generated, or expected to be generated, by the property securing the loan in amounts sufficient to cover operating expenses and debt service, which may be adversely affected by changes in the economy or local market conditions.  Commercial real estate loans also expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans typically cannot be sold as easily as residential real estate.  In addition, many of our commercial real estate loans are not fully amortizing and contain large balloon payments upon maturity.  Such balloon payments may require the borrower to either sell or refinance the underlying property in order to make the payment, which may increase the risk of default or non-payment.

•
Commercial Business Loans.  Our commercial loans are primarily made based on the cash flow of the borrower and secondarily on the underlying collateral provided by the borrower.  The borrower’s cash flow may be unpredictable, and collateral securing these loans may fluctuate in value.  Most often, this collateral is accounts receivable, inventory, equipment or real estate. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.  Other collateral securing loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

•
Consumer Loans.  Consumer loans may entail greater risk than do residential real estate loans, particularly in the case of consumer loans which are unsecured, such as credit card receivables, or secured by rapidly depreciable assets such as automobiles.  In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.  Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by a consumer loan borrower against an assignee of such loan such as us, and a borrower may be able to assert against such assignee claims and defenses which it has against the seller of the underlying collateral.

Changes in economic conditions, particularly an economic slowdown in our local market area in Virginia, could hurt our business.

Our business is directly affected by political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in governmental monetary and fiscal policies, all of which are beyond our control. A deterioration in economic conditions, in particular in our local market areas of the Shenandoah Valley (western) and Hampton Roads (eastern) of Virginia, could result in any or all of the following consequences, any of which could hurt our business materially:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline; and

•
collateral for loans made by us, especially real estate, may decline in value, in turn reducing a client's borrowing power, and reducing the value of assets and collateral associated with our loans held for investment.

Our business is subject to interest rate risk and variations in market interest rates may negatively affect our financial performance.

We are unable to predict fluctuations of market interest rates, which are affected by many factors, including:

•	inflation;

•	recession;

•	a rise in unemployment;

•	tightening money supply;

•	changes in monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System; and

•	domestic and international disorder and instability in domestic and foreign financial markets.

Changes in the interest rate environment may reduce our profits. We expect that the Bank will continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. Further, our net interest spread may be negatively impacted when short-term rates rise faster than long-term interest rates over a prolonged period. In addition, an increase in the general level of interest rates may adversely affect the ability of some borrowers to pay the interest on and principal of their obligations, especially borrowers with adjustable rate mortgage loans. At September 30, 2008, approximately 70.5% of our total loan portfolio, before net items, consisted of adjustable rate loans.  Changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, levels of prepayments and cash flows as well as the market value of our securities portfolio and overall profitability.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities or the terms of which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

We may elect or be compelled to seek additional capital in the future, but that capital may not be available when it is needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations.  In addition, we may elect to raise additional capital to support our business or to finance acquisitions, if any, or we may otherwise elect or be required to raise additional capital.  In that regard, a number of financial institutions have recently raised considerable amounts of capital in response to a deterioration in their results of operations and financial condition arising from the turmoil in the mortgage loan market, deteriorating economic conditions, declines in real estate values and other factors.  Should we be required by regulatory authorities to raise additional capital, we may seek to do so through the issuance of, among other things, our common stock or preferred stock.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our financial condition, results of operations and prospects.

If we are unable to redeem our Series A Preferred Stock after five years, the cost of this capital to us will increase substantially.

If we are unable to redeem the Series A Preferred Stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum (approximately $632,150 annually) to 9.0% per annum (approximately $1,137,870 annually).  See “Description of Capital Stock—Series A Preferred Stock-Redemption and Repurchases.”  Depending on our financial condition at the time, this increase in the annual dividend rate on the Series A Preferred Stock could have a material negative effect on our liquidity.

New or changes in existing tax, accounting, and regulatory rules and interpretations could significantly impact strategic initiatives, results of operations, cash flows, and financial condition.

The financial services industry is extensively regulated. Federal and state banking regulations are designed primarily to protect the deposit insurance funds and consumers, not to benefit a financial company's shareholders. These regulations may sometimes impose significant limitations on operations. The significant federal and state banking regulations that affect us are described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 under “Item 1. Business—Regulation.”  See “Where You Can Find More Information.”  These regulations, along with the currently existing tax, accounting, securities, insurance, and monetary laws, regulations, rules, standards, policies, and interpretations control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies, and interpretations are constantly evolving and may change significantly over time.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. To date, we have grown our business successfully by focusing on our business lines in geographic markets and emphasizing the high level of service and responsiveness desired by our customers. We compete for loans, deposits and other financial services with other commercial banks, thrifts, credit unions, brokerage houses, mutual funds, insurance companies and specialized finance companies. Many of our competitors offer products and services which we do not offer, and many have substantially greater resources and lending limits, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, and smaller newer competitors may also be more aggressive in terms of pricing loan and deposit products than we are in order to obtain a share of the market. Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies, federally insured state-chartered banks and national banks and federal savings banks. As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various services.

We are subject to security and operational risks relating to our use of technology that could damage our reputation and our business.

Security breaches in our internet banking activities could expose us to possible liability and damage our reputation. Any compromise of our security also could deter customers from using our internet banking services that involve the transmission of confidential information. We rely on standard internet security systems to provide the security and authentication necessary to effect secure transmission of data. These precautions may not protect our systems from compromises or breaches of our security measures that could result in damage to our reputation and our business. Additionally, we rely on third party software for data processing.  If this software fails to function properly, it could affect our ability to adequately process and account for customer transactions, which would significantly affect our business operations.

We rely on dividends from the Bank for substantially all of our revenue.

Community Financial receives substantially all of its revenue as dividends from the Bank.  OTS regulations limit the amount of dividends that the Bank may pay to Community Financial.  See “Regulatory Considerations.”  In the event the Bank becomes unable to pay dividends to Community Financial, Community Financial may not be able to service its debt, pay its other obligations or pay dividends on its common stock.  Accordingly, our inability to receive dividends from the Bank could also have a material adverse effect on our business, financial condition and results of operations and the value of your investment in our common stock.

Risks Relating to Our Common Stock

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell our common stock when you want or at prices you find attractive.

We cannot predict how our common stock will trade in the future. The market value of our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “Risk Factors” section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;
•	developments related to investigations, proceedings or litigation that involve us;
•	changes in financial estimates and recommendations by financial analysts;
•	dispositions, acquisitions and financings;
•	actions of our current shareholders, including sales of common stock by existing shareholders and our directors and executive officers;
•	fluctuations in the stock price and operating results of our competitors;
•	regulatory developments; and

•	developments related to the financial services industry.

The market value of our common stock may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market value of our common stock. Our common stock also has a low average daily trading volume relative to many other stocks, which may limit an investor’s ability to quickly accumulate or divest themselves of large blocks of our stock. This can lead to significant price swings even when a relatively small number of shares are being traded.

There may be future sales of additional common stock or preferred stock or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market value of our common stock could decline as a result of sales by us of a large number of shares of common stock or preferred stock or similar securities in the market or the perception that such sales could occur.

Anti-takeover provisions could negatively impact our shareholders.

Provisions in our articles of incorporation and bylaws, the corporate law of the Commonwealth of Virginia and federal regulations could delay or prevent a third party from acquiring us, despite the possible benefit to our shareholders, or otherwise adversely affect the market price of any class of our equity securities, including our common stock.  These provisions include: supermajority voting requirements for certain transactions with any person who beneficially owns more than 10% of our outstanding common stock; the election of directors to staggered terms of three years; advance notice requirements for nominations for election to our Board of Directors and for proposing matters that shareholders may act on at shareholder meetings, a requirement that only directors may fill a vacancy in our Board of Directors and the other provisions described under “Description of Capital Stock─Anti-Takeover Effects.”  Our articles of incorporation also authorize our Board of Directors to issue preferred stock, and preferred stock could be issued as a defensive measure in response to a takeover proposal.  For further information, see “Description of Capital Stock—Preferred Stock.”   In addition, pursuant to OTS regulations, as a general matter, no person or company, acting individually or in concert with others, may acquire more than 10% of our common stock without prior approval from the OTS.

These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock.  These provisions could also discourage proxy contests and make it more difficult for holders of our common stock to elect directors other than the candidates nominated by our Board of Directors.

The securities purchase agreement between us and Treasury limits our ability to pay dividends on and repurchase our common stock.

The securities purchase agreement between us and Treasury provides that prior to the earlier of (i) December 19, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our common stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock (other than the Series A Preferred Stock) or any trust preferred securities then outstanding.  In addition, we are unable to pay any dividends on our common stock unless we are current in our dividend payments on the Series A Preferred Stock.  These restrictions, together with the potentially dilutive impact of the warrant described in the next risk factor, could have a negative effect on the value of our common stock.   Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our Board of Directors. Although we have historically paid cash dividends on our common stock, we are not required to do so and our Board of Directors could reduce or eliminate our common stock dividend in the future.

The Series A Preferred Stock impacts net income available to our common shareholders and earnings per common share, and the warrant we issued to Treasury may be dilutive to holders of our common stock.

UU. The dividends declared on the Series A Preferred Stock will reduce the net income available to common shareholders and our earnings per common share.  The Series A Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of Community Financial. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant we issued to Treasury in conjunction with the sale to Treasury of the Series A Preferred Stock is exercised.  The shares of common stock underlying the warrant represent approximately 7.5% of the shares of our common stock outstanding as of January 12, 2009 (including the shares issuable upon exercise of the warrant in total shares outstanding).  Although Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction.

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be sold by the selling securityholders and we will not receive the proceeds from such sales.

REGULATORY CONSIDERATIONS

As a savings and loan holding company, Community Financial is subject to regulation, supervision and examination by the OTS. For a discussion of elements of the regulatory framework applicable to savings and loan holding companies and their subsidiaries, please refer to our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and the other documents incorporated herein by reference as described under “Where You Can Find More Information.”  This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of security holders, including holders of our common stock.  As a result of this regulatory framework, our results of operations and financial condition are affected by actions of the OTS and the FDIC, which insures the deposits of our subsidiary federal savings bank, Community Bank.

Our ability to pay dividends on our common stock depends primarily on dividends we receive from the Bank.  Under federal regulations, the dollar amount of capital distributions (including dividends) the Bank may make depends upon its capital position and recent net income.  Generally, savings institutions, that before and after the proposed distribution remain well-capitalized, may make capital distributions during any calendar year equal to up to 100% of net income for the year-to-date plus retained net income for the two preceding years. However, an institution deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS.

Under Virginia law, Community Financial is generally prohibited from paying a dividend or making any other distribution if, after making such distribution, it would be unable to pay its debts as they become due in the usual course of business, or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed if it were dissolved at the time of the distribution, to satisfy preferential rights on dissolution of holders of preferred stock ranking senior in right of payment to the capital stock on which the applicable distribution is made.

There are numerous other governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business and on our ability to pay dividends on our common stock.  Depository institutions, like the Bank, are also affected by various federal laws, including those relating to consumer protection and similar matters.

In addition to the foregoing regulatory restrictions, we are and may in the future become subject to contractual restrictions that would limit or prohibit us from paying dividends on our common stock, including those contained in the securities purchase agreement between us and Treasury, as described under “Description of Capital Stock—Common Stock-Restrictions on Dividends and Repurchases Under Agreement with Treasury.”

DESCRIPTION OF WARRANT

This section summarizes specific terms and provisions of the warrant we issued to Treasury on December 19, 2008 concurrent with our sale to Treasury of 12,643 shares of Series A Preferred Stock pursuant to the TARP Capital Purchase Program. The description of the warrant contained in this section is qualified in its entirety by the actual terms of the warrant, a copy of which was attached as Exhibit 4.2 to our Current Report on Form 8-K filed on December 22, 2008 and incorporated by reference into this prospectus.  See “Where You Can Find More Information.”

General

The warrant gives the holder the right to initially purchase up to 351,194 shares of our common stock at an exercise price of $5.40 per share.  Subject to the limitations on exercise to which Treasury is subject described under “—Transferability,” the warrant is immediately exercisable and expires on December 19, 2018.  The exercise price may be paid (i) by having us withhold from the shares of common stock that would otherwise be issued to the warrant holder upon exercise, a number of shares of common stock having a market value equal to the aggregate exercise price or (ii) if both we and the warrant holder consent, in cash.

Possible Reduction in Number of Shares

If we (or any successor to us by a business combination) complete one or more Qualified Equity Offerings prior to December 31, 2009 resulting in aggregate gross proceeds of at least $12,643,000 (plus the aggregate liquidation preference amount of any preferred stock issued to Treasury by a successor to us), the number of shares of common stock underlying the warrant then held by Treasury will be reduced by 50%.   The number of shares subject to the warrant are subject to further adjustment as described below under “—Other Adjustments.”

A “Qualified Equity Offering” is defined as the sale for cash by Community Financial (or its successor) of preferred stock or common stock that qualifies as Tier 1 capital under applicable regulatory capital guidelines.

Transferability

The warrant is not subject to any restrictions on transfer; however, Treasury may only transfer or exercise the warrant with respect to one-half of the shares underlying the warrant prior to the earlier of (i) the date on which we (or any successor to us by a business combination) have received aggregate gross proceeds of at least $12,643,000 (plus the aggregate liquidation preference amount of any preferred stock issued to Treasury by a successor to us) from one or more Qualified Equity Offerings (including those by any successor to us by a business combination) and (ii) December 31, 2009.

Voting of Warrant Shares

Treasury has agreed that it will not vote any of the shares of common stock that it acquires upon exercise of the warrant.  This does not apply to any other person who acquires any portion of the warrant, or the shares of common stock underlying the warrant, from Treasury.

Other Adjustments

The exercise price of the warrant and the number of shares underlying the warrant automatically adjust upon the following events:

•	any stock split, stock dividend, subdivision, reclassification or combination of our common stock;

•
until the earlier of (i) the date on which Treasury no longer holds any portion of the warrant and (ii) December 19, 2011, issuance of our common stock (or securities convertible into our common stock) for consideration (or having a conversion price per share) less than 90% of then current market value, except for issuances in connection with benefit plans, business acquisitions and public or other broadly marketed offerings;

•	a pro rata repurchase by us of our common stock; or

•
a determination by our Board of Directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the Board, to protect the purchase rights of the warrant holders.

In addition, if we declare any dividends or distributions on our common stock other than our historical, ordinary cash dividends, dividends paid in our common stock and other dividends or distributions covered by the first bullet point above, the exercise price of the warrant will be adjusted to reflect such distribution.

In the event of any merger, consolidation, or other business combination to which we are a party, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant will be converted into the right to exercise the warrant to acquire the number of shares of stock or other securities or property (including cash) which the common stock issuable upon exercise of the warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination.  For purposes of the provision described in the preceding sentence, if the holders of our common stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the warrantholder will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the common stock who affirmatively make an election.

No Rights as Shareholders

The warrant does not entitle its holder to any of the rights of a shareholder of Community Financial prior to exercise.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of:

•	10,000,000 shares of common stock, par value $.01 per share; and

•	3,000,000 shares of preferred stock, par value $.01 per share.

As of January 12, 2009, there were 4,361,658 shares of our common stock issued and outstanding and 12,643 shares of our preferred stock issued and outstanding, all of which consisted of our Series A Preferred Stock.

In this section we describe certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our articles of incorporation and bylaws and to applicable Virginia law.

Common Stock

General. Except as described below under “—Anti-takeover Effects –Voting Limitation,” each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the common shareholders. There are no cumulative voting rights. Subject to preferences to which holders of any shares of preferred stock may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of the Series A Preferred Stock and any other series of our preferred stock then outstanding.  Holders of common stock have no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Restrictions on Dividends and Repurchases Under Agreement with Treasury.  The securities purchase agreement between us and Treasury provides that prior to the earlier of (i) December 19, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our common stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock (other than the Series A Preferred Stock) or any trust preferred securities then outstanding.

Preferred Stock-General

Our articles of incorporation permit our Board of Directors to authorize the issuance of up to 500,000 shares of preferred stock, par value $0.01, in one or more series, without shareholder action. The Board of Directors can fix the designation, powers, preferences and rights of each series.  Therefore, without approval of the holders of our common stock or the Series A Preferred Stock (except as may be required under the terms of the Series A Preferred Stock (see “—Series A Preferred Stock—Voting Rights”) or by the rules of the NASDAQ Stock Market or any other exchange or market on which our securities may then be listed or quoted), our Board of Directors may authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of our common stock and the Series A Preferred Stock and may assist management in impeding any unfriendly takeover or attempted change in control.  See “—Anti-Takeover Effects – Authorized Shares.”

Series A Preferred Stock

This section summarizes specific terms and provisions of the Series A Preferred Stock.  The description of the Series A Preferred Stock set forth below is qualified in its entirety by the actual terms of the Series A Preferred Stock, as are stated in the articles of amendment for the Series A Preferred Stock, a copy of which was attached as Exhibit 3.1 to our Current Report on Form 8-K filed on December 9, 2008 and incorporated by reference into this prospectus.  See “Where You Can Find More Information.”

General. The Series A Preferred Stock constitutes a single series of our preferred stock, consisting of 12,643 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share.  The Series A Preferred Stock has no maturity date.  We issued the shares of Series A Preferred Stock to Treasury on December 19, 2008 in connection with the TARP Capital Purchase Program for a purchase price of $12.6 million.

Dividend Rate. Dividends on the Series A Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our Board of Directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 5% per annum from December 19, 2008 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014).  Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2009.

Dividends on the Series A Preferred Stock will be cumulative.  If for any reason our Board of Directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if our Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Series A Preferred Stock.

Priority of Dividends.  So long as the Series A Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of Community Financial.  We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of Community Financial, in each case without regard to whether dividends accrue cumulatively or non-cumulatively.  We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Community Financial, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock, out of the assets of Community Financial or proceeds available for distribution to our shareholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on any unpaid dividends).  To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of Community Financial with another entity nor a sale, lease or exchange of all or substantially all of Community Financial’s assets will constitute a liquidation, dissolution or winding up of the affairs of Community Financial.

Redemption and Repurchases. Subject to the prior approval of the OTS, the Series A Preferred Stock is redeemable at our option in whole or in part at a redemption price equal to 100% of the liquidation preference amount of $1,000 per share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date, and provided further that the Series A Preferred Stock may be redeemed prior to the first dividend payment date falling after the third anniversary of the original issuance date (i.e., prior to February 15, 2012) only if (i) we have, or our successor following a business combination with another entity which also participated in the TARP Capital Purchase Program has, raised aggregate gross proceeds in one or more Qualified Equity Offerings (as defined above under “Description of Warrant—Possible Reduction in Number of Shares”) of at least the Minimum Amount and (ii) the aggregate redemption price of the Series A Preferred Stock does not exceed the aggregate net proceeds from such Qualified Equity Offerings by us and any successor.  The “Minimum Amount” means $3,160,750 plus, in the event we are succeeded in a business combination by another entity which also participated in the TARP Capital Purchase Program, 25% of the aggregate liquidation preference amount of the preferred stock issued by that entity to Treasury.

Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series A Preferred Stock.

No Conversion Rights. Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights. The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Virginia law.

Whenever dividends have not been paid on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of Community Financial will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Series A Preferred Stock.

Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding shares of Series A Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock (as defined under “—Dividends-Priority of Dividends”) upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter.  We currently have no outstanding shares of Voting Parity Stock.

In addition to any other vote or consent required by Virginia law or by our articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to do the following:

•
amend our articles of incorporation or the articles of amendment for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of Community Financial; or

•
amend our articles of incorporation or the articles of amendment for the Series A Preferred Stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•
consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of Community Financial with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding or, in the case of a merger or consolidation in which Community Financial is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.

To the extent holders of the Series A Preferred Stock are entitled to vote, holders of shares of the Series A Preferred Stock will be entitled to one for each share then held.

Anti-takeover Effects

The provisions of our articles of incorporation and bylaws and Virginia law summarized in the following paragraphs may have anti-takeover effects and could delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares. Our articles of incorporation authorize the issuance of 10,000,000 shares of common stock and 3,000,000 shares of preferred stock.  These shares of common stock and preferred stock provide our Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards.  However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us.  The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences.  As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of us.

Control Share Acquisitions.  The Viginia Stock Corporation Act contains a control share acquisition statute which, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is a majority all votes entitled to be cast in an election of directors, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may opt-out of the control share statute through a provision in its articles of incorporation or bylaws, which we have done under our bylaws.  Though not anticipated, we could decide to become subject to the Virginia control share acquisition statute by amending our bylaws to eliminate the opt-out provision.  See “—Amendment of Articles of Incorporation and Bylaws.”

Board of Directors.  Except with respect to any directors who may be elected by the holders of any series of preferred stock, our Board of Directors is divided into three classes, each of which contains one-third of the members of the Board.  The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year.  The classification of directors may have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders will be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable. Our articles of incorporation provide that shareholders may not cumulate their votes in the election of directors.

Our bylaws currently provide that we will have seven directors.  Our articles of incorporation provide that, except with respect to any directors who may be elected by the holders of any series of preferred stock, vacancies in the Board of Directors may be filled by a majority vote of the directors then in office, though less than a quorum, and any director so chosen shall hold office until the next annual meeting of shareholders.  Our articles of incorporation further provide that, subject to the right of holders of any series of preferred stock to elect or remove directors, at a special meeting of shareholders called expressly for that purpose, any director may be removed for cause by a vote of the holders a majority of the shares entitled to vote at an election of directors.

The foregoing description of our Board of Directors does not apply with respect to directors that may be elected by the holders of the Series A Preferred Stock in the event we do not pay dividends on the Series A Preferred Stock for six or more dividend periods.  See “—Series A Preferred Stock—Voting Rights.”

Special Meetings of Shareholders.  Our bylaws provide that subject to the rights of the holders of any class or series of preferred stock, special meetings of shareholders may only be called by the Chairman of our Board of Directors, our Chief Executive Officer or a majority of the total number of directors we would have if there were no vacancies on the Board.

Action by Shareholders Without A Meeting.  The Virginia Stock Corporation Act provides that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting only if consents in writing setting forth the action are signed by all of the shareholders entitled to vote.

Affiliated Transactions. The Virginia Stock Corporation Act contains an affiliated transactions statute that prohibits an “affiliated transaction” (including mergers, share exchanges, significant asset sales and significant stock issuances)  between a corporation and an “interested shareholder” (one who beneficially more than ten percent of any class of the outstanding voting shares of the corporation) for a period of three years after the interested shareholder becomes an interested shareholder, without the approval of the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholder.  This shareholder vote requirement does not apply if the affiliated transaction has been approved by a majority of the disinterested directors or if certain fair price and procedure criteria have been met.  We are subject to the Virginia affiliated transactions statute.

Amendment of Articles of Incorporation and Bylaws.   Our articles of incorporation may be amended upon adoption by the Board of Directors and approval by our shareholders, by the vote of a majority of the votes entitled to be cast by each voting group entitled to vote on the amendment.   Our bylaws may be amended by our Board of Directors, except to the extent any bylaw adopted by the shareholders provides otherwise, or by our shareholders, by a majority vote.

Advance Notice Provisions. Our bylaws provide that we must receive written notice of any shareholder proposal for business at an annual meeting of shareholders not less than 60 days before the anniversary of the preceding year’s annual meeting. If the date of the current year annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, we must receive written notice of the proposal no later than the close of business on the later of the 60th day prior to the annual meeting or the 10th day following the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting date is first made, whichever occurs first.

Our bylaws also provide that we must receive written notice of any shareholder director nomination for a meeting of shareholders not less than 60 days before the date of the meeting. If, however, less than 70 days’ notice or prior public announcement of the date of the meeting is given or made to shareholders, we must receive notice of the nomination no later than the tenth day following the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting date is first made, whichever occurs first.

Transfer Agent

The transfer agent and registrar for our common stock is Registrar & Transfer Company.

SELLING SECURITYHOLDERS

The selling securityholders may include (i) Treasury, which acquired the warrant and all of the shares of Series A Preferred Stock from us on December 19, 2008 in a private placement exempt from the registration requirements of the Securities Act of 1933, and (ii) any other person or persons holding any portion of the warrant and any shares of our common stock issued upon exercise of the warrant to whom Treasury has transferred its registration rights under the terms of the securities purchase agreement between us and Treasury.  Treasury is required to notify us in writing of any such transfer of its registration rights within ten days after the transfer, including the name and address of the transferee and the number and type of securities with respect to which the registration rights have been assigned.  As of the date of this prospectus, Treasury has not notified us of any such transfer.  Accordingly, we believe that Treasury currently holds record and beneficial ownership of the entire amount of the warrant (none of which has been exercised) covered by this prospectus.

The securities to be offered under this prospectus for the account of the selling securityholders are:

•	a ten-year warrant to purchase 351,194 shares of our common stock at an exercise price of $5.40 per share, subject to adjustment as described under “Description of Warrant”; and

•
the 351,194 shares of our common stock issuable upon exercise of the warrant (subject to adjustment as described under “Description of Warrant”), which shares, if issued, would represent ownership of approximately 7.5% of the shares of  our common stock outstanding as of January 12, 2009 (including the shares issuable upon exercise of the warrant in total shares outstanding).

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because, to our knowledge, no sale of any of the securities is currently subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

The only potential selling securityholder whose identity we are currently aware of is Treasury.  Other than with respect to Treasury’s acquisition of the Series A Preferred Stock and warrant from us, Treasury has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. If the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent will be in amounts to be negotiated, which are not expected to be in excess of those customary in the types of transactions involved.

In connection with sales of securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling securityholders may also sell securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the selling securityholders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge securities to broker-dealers that in turn may sell such shares. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, amending, if necessary, the identification of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed which will set forth (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) any other facts material to the transaction.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

Under the securities laws of some states, the securities covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

If a selling securityholder uses this prospectus for any sale of securities, it will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Pursuant to the securities purchase agreement between us and Treasury, we will pay substantially all expenses of the registration of the securities covered by this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the securities purchase agreement between us and Treasury, or the selling securityholders will be entitled to contribution.   We have agreed under the securities purchase agreement between us and Treasury to cause such of our directors and senior executive officers to execute customary lock-up agreements in such form and for such time period up to 90 days as may be requested by a managing underwriter with respect to an underwritten offering of securities covered by this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Silver, Freedman & Taff, L.L.P, Washington, D.C.

EXPERTS

The consolidated financial statements of Community Financial Corporation as of March 31, 2008 and 2007, and for each of the years in the three year period ended March 31, 2008 have been incorporated by reference herein in reliance upon the report of Yount, Hyde & Barbour, P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

351,194 Shares of Common Stock and a Warrant to Purchase Such Shares

Community Financial Corporation

_______________________________

PROSPECTUS
___________________________

                      , 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by the registration statement of which this prospectus is a part.  Community Financial Corporation (the “Registrant” or the “Company”) will bear all of these expenses.

Registration fee under the Securities Act	$49
Legal fees and expenses*	$50,000
Accounting fees and expenses*	$15,000
Printing and other miscellaneous fees and expenses*	$10,000
Total	$75,049

*Estimated solely for the purpose of this Item.  Actual expenses may be more or less.

Item 15. Indemnification of Officers and Directors

Virginia law provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Virginia law permits a corporation to indemnify, after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the following standard of conduct, an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

•	he conducted himself in good faith;

•
he believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests and (ii) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and

•	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

Unless ordered by a court, a Virginia corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct set forth above, or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Virginia law provides limitations on damages payable by directors and officers in actions by or in the right of the corporation or by or on behalf of shareholders of the corporation, except in cases of willful misconduct or knowing violation of the criminal law or any of the federal or state securities law, including any claim of unlawful insider trading or manipulation of the market for any security.

The Company’s articles of incorporation provide that the Company shall indemnify a director or officer who is a party to any proceeding because he is or was a director or officer of the Company to the fullest extent permitted by Virginia law.  The Company’s articles of incorporation further provide that the liability of directors and officers is eliminated to the fullest extent permitted by Virginia law.

Item 16. Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement:

Exhibit Number	Description of Document

3.1	Articles of Incorporation of the Registrant(1)

3.2	Articles of Amendment containing the terms of the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A(2)

3.3	Bylaws of the Registrant(3)

4.1	Warrant to purchase shares of the Registrant’s common stock dated December 19, 2008(2)

4.2	Letter Agreement (including Securities Purchase Agreement Standard Terms attached as Exhibit A) dated December 19, 2008 between the Registrant and the United States Department of the Treasury(2)

5.1	Opinion of Silver, Freedman & Taff, L.L.P.

23.1	Consent of Yount, Hyde & Barbour, P.C.

23.2	Consent of Silver, Freedman & Taff, L.L.P. (contained in its opinion filed as Exhibit 5.1)

24.1	Power of attorney (contained in the signature page of the registration statement)
________________
(1)	Attached as an exhibit to the Registrant’s definitive proxy statement filed on July 5, 1996 and incorporated herein by reference.
(2)	Attached as an exhibit to the Current Report on Form 8-K filed by the Registrant on December 22, 2008 and incorporated herein by reference.
(3)	Attached as an exhibit to the Current Report on Form 8-K filed by the Registrant on December 20, 2007 and incorporated herein by reference.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Staunton, Commonwealth of Virginia, on the 14th day of January, 2009.

COMMUNITY FINANCIAL CORPORATION
By:	/s/ P. Douglas Richard
P. Douglas Richard
President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

Each person whose signature appears below appoints P. Douglas Richard and R. Jerry Giles or either of them, as his or her  true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ P. Douglas Richard	By:	/s/ James R. Cooke, Jr.
	P. Douglas Richard President, Chief Executive Officer and Director (Principal Executive Officer)		James R. Cooke, Jr. Chairman of the Board and Director

Date	January 14, 2009	Date:	January 14, 2009

By:	/s/ Norman C. Smiley	By:	/s/ Charles F. Andersen
	Norman C. Smiley Director		Charles F. Andersen Director

Date:	January 14, 2009	Date:	January 14, 2009

By:	/s/ Charles W. Fairchilds	By:
	Charles W. Fairchilds Director		Dale C. Smith Director
Date:	January 14, 2009	Date:

By:	/s/ Morgan N. Trimyer, Jr.	By:	/s/ R. Jerry Giles
	Morgan N. Trimyer, Jr. Director		R. Jerry Giles Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date:	January 14, 2009	Date:	January 14, 2009

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Articles of Incorporation of the Registrant(1)

3.2	Articles of Amendment containing the terms of the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A(2)

3.3	Bylaws of the Registrant(3)

4.1	Warrant to purchase shares of the Registrant’s common stock dated December 19, 2008(2)

4.2	Letter Agreement (including Securities Purchase Agreement Standard Terms attached as Exhibit A) dated December 19, 2008 between the Registrant and the United States Department of the Treasury(2)

5.1	Opinion of Silver, Freedman & Taff, L.L.P.

23.1	Consent of Yount, Hyde & Barbour, P.C.

23.2	Consent of Silver, Freedman & Taff, L.L.P. (contained in its opinion filed as Exhibit 5.1)

24.1	Power of attorney (contained in the signature page of the registration statement)
________________
(1)	Attached as an exhibit to the Registrant’s definitive proxy statement filed on July 5, 1996 and incorporated herein by reference.
(2)	Attached as an exhibit to the Current Report on Form 8-K filed by the Registrant on December 22, 2008 and incorporated herein by reference.
(3)	Attached as an exhibit to the Current Report on Form 8-K filed by the Registrant on December 20, 2007 and incorporated herein by reference.